EXHIBIT 99.1

Fastenal Company Reports 2012 Second Quarter Earnings

WINONA, Minn., July 12, 2012 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended June 30, 2012. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands. Share and per share information in this document has been adjusted to give effect to the two-for-one split of our common stock in May 2011.

Net sales, pre-tax earnings, net earnings, and net earnings per share were as follows for the period ended June 30:

	Six-month period			Three-month period
	2012	2011	Change	2012	2011	Change

Net sales	$ 1,573,765	1,342,313	17.2%	$ 804,890	701,730	14.7%

Pre-tax earnings	$ 340,168	278,993	21.9%	$ 179,039	150,182	19.2%

% of sales	21.6%	20.8%		22.2%	21.4%

Net earnings	$ 212,500	173,659	22.4%	$ 112,306	94,112	19.3%

Net earnings per share (basic)	$ 0.72	0.59	22.0%	$ 0.38	0.32	18.8%

On June 30, 2012, we had 2,635 stores. During the first six months of 2012, we opened 53 new stores, an increase of 2.1% since December 2011 (we opened 75 new stores in the same period of 2011). On June 30, 2012, we operated 13,036 FAST SolutionsSM (industrial vending) machines. During the first six months of 2012, we installed 5,583 new machines, an increase of 74.9% since December 2011 (we installed 1,942 machines in the same period of 2011). On June 30, 2012, we had 15,578 employees, an increase of 2.7% since December 2011.

Similar to previous quarters, we have included comments regarding several aspects of our business:

  Monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.
  Growth drivers of our business – a recap of how we grow our business.
  Profit drivers of our business – a recap of how we increase our profits.
  Statement of earnings information – a recap of the components of our income statement.
  Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.

While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, and (5) the cost to manage and procure these products can be significant.

Our motto is Growth through Customer Service. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to the customer. We believe our ability to grow is amplified if we can service our customer at the closest economic point of contact.

The concept of growth is simple, find more customers every day and increase your activity with them. However, execution is hard work. First, we recruit service minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we build a great machine behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund the growth and to support the needs of our customers.

MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days (in the United States) in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

All company sales – During the months in 2012, 2011, and 2010, all of our selling locations, when combined, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	21.3%	20.0%	19.3%	17.3%	13.1%	14.0%
2011	18.8%	21.5%	22.8%	23.2%	22.6%	22.5%	22.4%	20.0%	18.8%	21.4%	22.2%	21.2%
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%

The growth in the first three months of 2012 generally continued the relative strength we saw in 2011 and in most of 2010. The April to June 2012 time frame experienced a reduction in our daily sales growth rate as the market we sell into slowed (see further discussion in sequential trends and end market performance). The change in currencies in foreign countries (primarily Canada) relative to the United States dollar lowered our daily sales growth rate by 0.4% during the first six months of 2012 (this lowered growth in the first and second quarters was 0.3% and 0.6% respectively, and was heavily weighted to May and June). This was a sharp contrast to 2011 and 2010, when changes in foreign currencies increased our growth in the first six months by 1.0% and 0.9%, respectively.

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2012 group – opened 2010 and earlier, 2011 group – opened 2009 and earlier, and 2010 group – opened 2008 and earlier) represent a consistent 'same-store' view of our business. During the months in 2012, 2011, and 2010, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	18.8%	17.1%	16.8%	14.5%	10.1%	11.1%
2011	16.0%	18.4%	19.4%	19.6%	19.2%	19.1%	18.7%	16.5%	15.2%	18.0%	18.5%	17.5%
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2012 group – opened 2007 and earlier, 2011 group – opened 2006 and earlier, and 2010 group – opened 2005 and earlier). This group is more cyclical due to the increased market share they enjoy in their local markets. During the months in 2012, 2011, and 2010, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	17.4%	15.8%	15.7%	13.7%	9.0%	10.2%
2011	15.3%	17.9%	19.2%	19.1%	17.9%	18.2%	17.3%	15.2%	14.5%	17.0%	17.4%	16.9%
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in 2012, 2011, and 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2012', '2011', and '2010' lines represent our actual sequential daily sales changes. The '12Delta', '11Delta', and '10Delta' lines indicate the difference between the 'Past' and the actual results in the respective year.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Cumulative change from Jan. to June
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%	12.6%

2012	-0.3%	0.5%	6.4%	-0.8%	0.5%	2.5%					9.3%
12Delta	-1.2%	-2.8%	3.5%	-0.5%	-2.9%	-0.3%					-3.3%

2011	-0.2%	1.6%	7.0%	0.9%	4.3%	1.7%	-1.0%	1.4%	3.4%	0.7%	16.3%
11Delta	-1.1%	-1.7%	4.1%	1.2%	0.9%	-1.1%	1.3%	-1.2%	0.8%	1.4%	3.7%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%	12.7%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%	0.1%

(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Several observations stand out while viewing the 2012 sequential pattern: (1) The historical sequential pattern (increased daily sales on a sequential basis in February, March, May, and June and decreased daily sales on a sequential basis in April) has played out each month; however, the cumulative growth in the daily sales from January to June has fallen short of the benchmark figure and of the actual results in 2011 and 2010. (2) The magnitude of the February and May '12Delta' of approximately -2.8% was similar. This fact, as well as the choppiness of the year in general, has caused us to approach the year with a conservative tone. (3) The recent weakness has been amplified by changes in foreign currencies (primarily Canada) relative to the U.S. dollar.

END MARKET PERFORMANCE:

Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual
2012	20.3%	15.8%
2011	15.5%	18.5%	18.3%	21.0%	20.0%
2010	15.7%	29.8%	30.6%	17.7%	22.4%

Our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.

In the second quarter of 2012, the decrease in the rate of growth was more pronounced in our industrial production business. This is in sharp contrast to the first quarter of 2012 where the growth was more pronounced in the industrial production business, a trend that had also existed in 2011 and 2010. The first quarter and prior quarters were a direct counter to the 2009 contraction, which was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business.

The best way to understand the change in our industrial production business is to examine the results in our fastener product line. In the first three months of 2012, the daily sales growth in our fastener product line was approximately 15.4%. This dropped to 10.5%, 6.1%, and 8.6% in April, May, and June, respectively. By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. In the first three months of 2012, the daily sales growth in our non-fastener business was approximately 25.1%. This dropped to 24.4%, 19.0%, and 19.6% in April, May, and June, respectively.

The patterns related to the industrial production business, as noted above, are influenced by the movements noted in the Purchasing Manufacturers Index ('PMI') published by the Institute for Supply Management (http://www.ism.ws/), which is a composite index of economic activity in the manufacturing sector. The PMI in 2012, 2011, and 2010 was as follows:

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	54.1	52.4	53.4	54.8	53.5	49.7
2011	59.9	59.8	59.7	59.7	54.2	55.8	51.4	52.5	52.5	51.8	52.2	53.1
2010	56.7	55.8	59.3	59.0	58.8	56.0	55.7	57.4	56.4	57.0	58.0	57.3

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2012	17.1%	12.7%
2011	17.7%	15.8%	15.8%	17.4%	17.1%
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%

A graph of the sequential daily sales trends to these two end markets in 2012, 2011, and 2010, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

130
120
110
100
90
80
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2012
2011
2010

Non-Residential Construction

130
120
110
100
90
80
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2012
2011
2010

GROWTH DRIVERS OF OUR BUSINESS

We grow by continuously adding customers and by increasing the activity with each customer. We believe this growth is enhanced by our close proximity to our customers, which allows us to provide a range of services and product availability that our competitors can't easily match. Historically, we expanded our reach by opening stores at a very fast pace. These openings were initially in the United States, but expanded beyond the United States beginning in the mid 1990's.

In our first ten years of being public (1987 to 1997), we opened stores at a rate approaching 30% per year.  In the next ten years, we opened stores at an annual rate of approximately 10% to 15% and, over the last five years, at a rate of approximately 3% to 8% (we currently expect approximately 4% for 2012). As we gained proximity to more customers, we continued to diversify our growth drivers – this was done to provide existing store personnel with more tools to grow their business organically – the results of this are reflected in our earlier discussion on sales growth at stores opened greater than five years. In the early 1990's, we began to expand our product lines, and we added new product knowledge to our bench. This was our first big effort to diversify our growth drivers. The next step began in the mid to late 1990's when we began to add sales personnel with certain specialties or focus. This began with our National Accounts group in 1995, and, over time, has expanded to include individuals dedicated to: (1) sales related to our internal manufacturing division, (2) government sales, (3) internet sales, (4) specific products (most recently metal working), and (5) FAST SolutionsSM (industrial vending). The other step occurred at our sales locations (this includes Fastenal stores as well as strategic account stores and in-plant locations) and at our distribution centers, and began with a targeted merchandising and inventory placement strategy that included our 'Customer Service Project' approximately ten years ago and our 'Master Stocking Hub' initiative approximately five years ago. This strategy allowed us to target where to stock certain products (local store, regional distribution center, master stocking hub, or supplier) and allowed us to improve our fulfillment and our ability to serve a broader range of customers.

The FAST SolutionsSM (industrial vending) noted above is a rapidly expanding component of our business.  We believe industrial vending is the next logical chapter in the Fastenal story, we also believe it has the potential to be transformative to industrial distribution, and that we have a 'first mover' advantage. We are investing aggressively to maximize this advantage. At our investor day in May 2011, we discussed our progress with industrial vending. In addition to our discussion regarding progress, we discussed our goals with the rollout of the vending machines. One of the goals we identified related to our rate of 'machine signings' (the first category below) – our goal was simple, sign 2,500+ machines per quarter (or an annualized run rate of 10,000 machines).

The following table includes some statistics regarding this business:

		Q1	Q2	Q3	Q4

Number of vending machines in	2012	4,568	4,669
contracts signed during the period[1]	2011	1,405	2,107	2,246	2,084
	2010	257	420	440	792

Cumulative machines installed[2]	2012	9,798	13,036
	2011	2,659	3,867	5,642	7,453
	2010	892	1,184	1,515	1,925

Percent of total net sales to	2012	17.8%	20.8%
customers with vending machines[3]	2011	8.9%	10.5%	13.1%	15.7%
	2010	3.4%	4.6%	6.1%	7.5%

Daily sales growth to customers	2012	33.9%	34.3%
with vending machines[4]	2011	50.6%	43.9%	42.5%	40.7%
	2010	37.4%	54.0%	56.4%	60.2%
[1] This represents the gross number of machines signed during the quarter, not the number of contracts.
[2] This represents the number of machines installed and producing revenue on the last day of the quarter.
[3] The percentage of total sales (vended and traditional) to customers currently using a vending solution.
[4] The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the comparable period in the preceding year.

We are pleased with the increases in the number of vending machine contracts signed, and with our ability to install machines. We increased our installed machine base by 3,238 machines (13,036 versus 9,798) in the second quarter of 2012, by 1,208 machines (3,867 versus 2,659) in the second quarter of 2011, and by 292 machines (1,184 versus 892) in the second quarter of 2010.

PROFIT DRIVERS OF OUR BUSINESS

We grow our profits by continuously working to grow sales and to improve our relative profitability. We also grow our profits by allowing our inherent profitability to shine through – we refer to this as the 'pathway to profit'. The distinction is important.

We achieve improvements in our relative profitability by increasing our gross margin, by structurally lowering our operating expenses, or both. We advance on the 'pathway to profit' by increasing the average store size (measured in terms of monthly sales), and allowing the store mix to improve our profits. This is best explained by comparing the varying profitability of our 'traditional' stores in the table below. The average store size for the group, and the average age, number of stores, and pre-tax earnings data by store size for the second quarter of 2012, 2011, and 2010, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended June 30, 2012				Average store sales = $89,169

$0 to $30,000	4.2	266	10.1%	-11.8%
$30,001 to $60,000	7.3	769	29.2%	12.6%
$60,001 to $100,000	10.0	757	28.7%	22.3%
$100,001 to $150,000	12.1	419	15.9%	26.1%
Over $150,000	15.2	316	12.0%	29.3%
Strategic Account/Overseas Store		108	4.1%
Company Total		2,635	100.0%	22.2%

Three months ended June 30, 2011				Average store sales = $80,191

$0 to $30,000	3.6	338	13.2%	-12.8%
$30,001 to $60,000	7.1	842	32.9%	13.5%
$60,001 to $100,000	9.7	700	27.4%	22.6%
$100,001 to $150,000	11.9	352	13.8%	26.7%
Over $150,000	15.2	243	9.5%	28.3%
Strategic Account/Overseas Store		83	3.2%
Company Total		2,558	100.0%	21.4%

Three months ended June 30, 2010				Average store sales = $68,980

$0 to $30,000	4.3	421	17.5%	-10.2%
$30,001 to $60,000	6.9	880	36.6%	13.4%
$60,001 to $100,000	9.7	602	25.0%	23.1%
$100,001 to $150,000	11.8	293	12.2%	26.5%
Over $150,000	16.2	143	5.9%	28.3%
Strategic Account/Overseas Store		68	2.8%
Company Total		2,407	100.0%	19.6%

Note – Amounts may not foot due to rounding difference.

There are two aspects of our business that can be noted. First, by improving our relative profitability of the various store categories, we amplify the 'pathway to profit'. Second, as our stores grow their sales, the level of profitability improves due to the natural leverage of the business. This creates what we call the 'pathway to profit'. When we originally announced the 'pathway to profit' strategy in 2007, our goal was to increase our pre-tax earnings, as a percentage of sales, from 18% to 23%. This goal was to be accomplished by slowly moving the mix from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000, these groups represented 76.5% of our store base in the first three months of 2007, the last quarter before we announced the 'pathway to profit') to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000, these groups represented 56.6% of our store base in the second quarter of 2012) and by increasing the average store sales to approximately $125,000 per month. The weak economic environment in 2009 caused our average store size to decrease, and consequently lowered our level of profitability; however, subsequent to this period we improved our gross margin and lowered our operating expenses. This improvement allowed us to amplify the 'pathway to profit' and effectively lowered the average store size required to hit our 23% goal. Today we believe we can accomplish our 'pathway to profit' goal with an average store size of approximately $100,000 to $110,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

Store Count and Full-Time Equivalent (FTE) Headcount – The table that follows highlights certain impacts on our business of the 'pathway to profit' since its introduction in 2007.  Under the 'pathway to profit' we increased both our store count and our store FTE headcount during 2007 and 2008. However, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. In the table that follows, we refer to our 'store' net sales, locations, and personnel. When we discuss 'store' net sales, locations, and personnel, we are referring to (1) 'Fastenal' stores and (2) strategic account stores. 'Fastenal' stores are either a 'traditional' store, the typical format in the United States or Canada, or an 'overseas' store, which is the typical format outside the United States and Canada. This is discussed in greater detail in our 2011 annual report on Form 10-K. Strategic account stores are stores that are focused on selling to a group of large customers in a limited geographic market. The sales, outside of our 'store' group, relate to either (1) our in-plant locations, (2) the portion of our internally manufactured product that is sold directly to a customer and not through a store (including our Holo-Krome business acquired in December 2009), or (3) our direct import business.

The breakdown of our sales, the average monthly sales per store, the number of stores at quarter end, the average headcount at our stores during a quarter, the average FTE headcount during a quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1	Q3	Q2	Q3	Q4	Q1	Q2
	2007	2008	2011	2011	2011	2012	2012

Total net sales reported	$489,157	$625,037	$701,730	$726,742	$697,804	$768,875	$804,890
Less: Non-store sales (approximate)	40,891	57,267	85,535	88,500	86,737	92,459	98,735
Store net sales (approximate)	$448,266	$567,770	$616,195	$638,242	$611,067	$676,416	$706,155
% change since Q1 2007		26.7%	37.5%	42.4%	36.3%	50.9%	57.5%
% change (twelve months)		17.5%	23.6%	21.1%	21.0%	20.2%	14.6%

Percentage of sales through a store	92%	91%	88%	88%	88%	88%	88%

Average monthly sales per store	$72	$82	$80	$83	$79	$86	$89
(using ending store count)
% change since Q1 2007		13.9%	11.1%	15.3%	9.7%	19.4%	23.6%
% change (twelve months)		9.3%	15.9%	15.3%	16.2%	16.2%	11.3%

	Q1	Q3	Q2	Q3	Q4	Q1	Q2
	2007	2008	2011	2011	2011	2012	2012

Store locations - quarter end count	2,073	2,300	2,558	2,566	2,585	2,611	2,635
% change since Q1 2007		11.0%	23.4%	23.8%	24.7%	26.0%	27.1%
% change (twelve months)		7.2%	6.3%	4.6%	3.8%	3.5%	3.0%

Store personnel - absolute headcount	6,849	9,123	9,734	10,057	10,328	10,486	10,637
% change since Q1 2007		33.2%	42.1%	46.8%	50.8%	53.1%	55.3%
% change (twelve months)		17.9%	15.9%	16.4%	14.1%	12.2%	9.3%

Store personnel - FTE	6,383	8,280	8,254	8,629	8,684	8,900	9,126
Non-store selling personnel - FTE	616	599	850	920	953	998	1,054
Sub-total of all sales personnel - FTE	6,999	8,879	9,104	9,549	9,637	9,898	10,180

Distribution personnel-FTE	1,646	1,904	1,757	1,830	1,820	1,815	1,881
Manufacturing personnel - FTE [1]	316	340	492	513	516	527	545
Administrative personnel-FTE	767	805	783	811	796	796	794
Sub-total of non-sales personnel - FTE	2,729	3,049	3,032	3,154	3,132	3,138	3,220

Total - average FTE headcount	9,728	11,928	12,136	12,703	12,769	13,036	13,400

% change since Q1 2007
Store personnel - FTE		29.7%	29.3%	35.2%	36.0%	39.4%	43.0%
Non-store selling personnel - FTE		-2.8%	38.0%	49.4%	54.7%	62.0%	71.1%
Sub-total of all sales personnel - FTE		26.9%	30.1%	36.4%	37.7%	41.4%	45.4%

Distribution personnel-FTE		15.7%	6.7%	11.2%	10.6%	10.3%	14.3%
Manufacturing personnel-FTE [1]		7.6%	55.7%	62.3%	63.3%	66.8%	72.5%
Administrative personnel-FTE		5.0%	2.1%	5.7%	3.8%	3.8%	3.5%
Sub-total of non-sales personnel - FTE		11.7%	11.1%	15.6%	14.8%	15.0%	18.0%

Total - average FTE headcount		22.6%	24.8%	30.6%	31.3%	34.0%	37.7%

% change (twelve months)
Store personnel - FTE		15.2%	16.0%	15.8%	14.1%	13.7%	10.6%
Non-store selling personnel - FTE		-2.4%	43.8%	44.0%	33.8%	28.1%	24.0%
Sub-total of all sales personnel - FTE		13.8%	18.1%	18.0%	15.8%	15.0%	11.8%

Distribution personnel-FTE		6.0%	19.7%	16.1%	14.1%	12.9%	7.1%
Manufacturing personnel - FTE 1		1.8%	18.3%	19.0%	16.2%	14.3%	10.8%
Administrative personnel - FTE		7.9%	10.7%	11.7%	7.0%	4.7%	1.4%
Sub-total of non-sales personnel - FTE		6.0%	17.0%	15.4%	12.5%	10.9%	6.2%

Total - average FTE headcount		11.7%	17.8%	17.4%	15.0%	14.0%	10.4%

1  The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended June 30:

	Six-month period		Three-month period
	2012	2011	2012	2011

Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit	51.4%	52.1%	51.6%	52.2%

Operating and administrative expenses	29.8%	31.3%	29.4%	30.8%
(Gain) loss on sale of property and equipment	(0.0%)	0.0%	(0.0%)	0.0%
Operating income	21.6%	20.8%	22.2%	21.4%

Interest income	0.0%	0.0%	0.0%	0.0%
Earnings before income taxes	21.6%	20.8%	22.2%	21.4%

Note – Amounts may not foot due to rounding difference.

Gross profit – percentage for the first half of 2012 decreased from the same period in 2011. Sequentially, the gross profit increased from the first quarter of 2012.

The gross profit percentage in the first, second, third and fourth quarters was as follows:

	Q1	Q2	Q3	Q4

2012	51.3%	51.6%
2011	52.0%	52.2%	51.9%	51.2%
2010	51.1%	52.1%	51.8%	52.0%

The fluctuations in our gross profit percentages are typically driven by changes in: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized from the day-to-day fluctuations in customer pricing relative to product and freight costs. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. The third component relates to vendor volume allowances. In the short-term, periods of inflation or deflation can influence the first two categories, while sudden changes in business volume can influence the third.

We believe a normal gross profit percentage range for our business is 51% to 53%. This is based on our current mix of products, geographies, end markets, and end market uses (such as industrial production business versus maintenance business). Our business operated below our expected gross profit range at the end of 2009, and expanded into the low end of this range during 2010. In the second quarter of 2010, we moved into the middle of the range as the three components of gross profit improved, the contribution being split fairly evenly between the three components. We remained in the middle of the range until the fourth quarter of 2011. In the fourth quarter of 2011, our gross margin felt pressure and dropped to the lower end of the range. This drop was primarily due to changes in our transactional margin (primarily due to changes in product and customer mix), lower vendor incentive gross profit, and lower freight utilization. The latter two items created half of the gross margin drop and are more of a seasonal issue. In the first quarter of 2012, our gross margin improved nominally over the previous quarter. This was primarily caused by the seasonal improvement of vendor volume allowances as rising fuel prices offset our improvements in freight utilization. In the second quarter of 2012, our gross margin improved sequentially. Most of this improvement related to improvements in our transactional gross margin. The improvement was partially offset by the weakening of our selling prices in certain foreign markets due to changes in the exchange rate.

Operating and administrative expenses - improved relative to sales in the first half and the second quarter of 2012 versus the same periods in 2011.

Historically, our two largest components to operating and administrative expenses have consisted of employee related expenses (approximately 65% to 70%) and occupancy related expenses (approximately 15% to 20%). The remaining expenses cover a variety of items with selling transportation typically being the largest.

The three largest components of operating and administrative expenses grew as follows for the periods ended June 30 (compared to the comparable quarter in the preceding year):

	Six-month period		Three-month period
	2012	2011	2012	2011

Employee related expenses	12.9%	23.9%	11.0%	21.6%
Occupancy related expenses	3.2%	7.4%	6.3%	6.8%
Selling transportation costs	13.5%	19.8%	8.3%	27.1%

Employee related expenses include: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. The increase in the first half of 2012 was driven by the following factors: (1) employee headcount grew, (2) sales commissions grew, (3) bonus amounts related to our growth drivers grew (this includes items such as industrial vending bonuses and manager minimum pay adjustments), and (4) our profit sharing contribution grew. The increase in the first half of 2011 was driven by the following factors: (1) employee headcount grew, (2) sales commissions grew (this increase was amplified by stronger sales growth, relative to 2010, which had a meaningful impact on the commission earned and higher gross profit margins), (3) total bonuses earned increased due to our profit growth, (4) hours worked per employee grew, and (5) our profit sharing contribution grew.

Occupancy related expenses include: (1) building rent and depreciation, (2) building utility costs, (3) equipment related to our stores and distribution locations, and (4) FAST SolutionsSM (industrial vending) equipment (we consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy). The increase in the first half of 2012 was driven by (1) a dramatic increase in the amount of FAST SolutionsSM (industrial vending) equipment as discussed earlier in this document, (2) an increase in the number of locations, and (3) increased investment in our distribution infrastructure over the last several years. This increase was partially offset by an absolute drop in the utilities expense due to a drop in natural gas prices during the heating season, a mild winter, and our efforts to lower energy consumption. The increase in the first half of 2011 was driven by the same factors noted above with one exception; in 2011 approximately 50% of the increase was due to rising utility costs.

Our selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in the cost of sales. Selling transportation costs included in operating and administrative expenses increased in the first half of 2012; however, all of the components of selling transportation costs increased at a rate less than sales growth. The increase in the first half of 2011 was primarily related to the increase in per gallon fuel costs discussed below and the expansion of our fleet related to additions to our non-store sales personnel, particularly FAST SolutionsSM (industrial vending) vehicles. The increase in the first half of 2012 was primarily related to the increase in per gallon fuel costs discussed below and the increased level of sales activity.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first and second quarters of 2012, our total vehicle fuel costs were approximately $10.6 and $10.8 million, respectively. During the first, second, third, and fourth quarters of 2011, our total vehicle fuel costs were approximately $8.6, $10.5, $9.8, and $9.8 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, changes in the number of vehicles at our store locations, and changes in the number of other sales centered vehicles as a result of store openings and the expansion of our non-store sales force. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of sales and the fuel utilized in our store delivery and other sales centered vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store and other sales centered use).

The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4	Annual Average[1]

2012 price
Diesel fuel	$3.92	3.98
Gasoline	$3.53	3.73

2011 price
Diesel fuel	$3.60	4.04	3.90	3.87	3.85
Gasoline	$3.22	3.78	3.62	3.37	3.50

2010 price
Diesel fuel	$2.89	3.06	2.96	3.14	3.01
Gasoline	$2.68	2.80	2.71	2.84	2.76

Per gallon price change	Q1	Q2	Q3	Q4	Annual

2012 change
Diesel fuel	8.9%	-1.5%
Gasoline	9.6%	-1.3%

2011 change
Diesel fuel	24.6%	32.0%	31.8%	23.2%	27.9%
Gasoline	20.1%	35.0%	33.6%	18.7%	26.8%

[1] Average of the four quarterly figures contained in the table.

Income taxes – Incomes taxes, as a percentage of earnings before income taxes, were approximately 37.5% and 37.8% for the first half of 2012 and 2011, respectively. As our international business and profits grow over time, the lower income tax rates in those jurisdictions, relative to the United States, have begun to lower our effective tax rate.

OPERATIONAL WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at June 30:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2012	2011	2010	2012	2011	2012	2011
Accounts receivable, net	$ 399,993	357,195	280,823	42,798	76,372	12.0%	27.2%
Inventories	$ 662,689	608,657	522,214	54,032	86,443	8.9%	16.6%
Operational working capital[1]	$ 1,062,682	965,852	803,037	96,830	162,815	10.0%	20.3%

Sales in last two months	$ 543,797	479,164	381,978	64,633	97,186	13.5%	25.4%

The growth in accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years with our international business and with large customer accounts has created some difficulty with managing the growth of accounts receivable relative to the growth in sales.

Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at individual stores, (3) expanded stocking breadth at our distributions centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (4) expanded direct sourcing, (5) expanded exclusive brands (private label), and (6) expanded industrial vending solutions. Items (4), (5), and (6), plus the impact of strong growth with national accounts and international expansion, created most of our inventory growth in the first half of both 2012 and 2011.

Our operational working capital improved relative to sales in the first half of both 2012 and 2011.

1 For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventory.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the second quarter of 2012, we generated $58,243 (or 51.9% of net earnings) of operating cash flow; year-to-date, we generated $190,431 (or 89.6% of net earnings) of operating cash flow.  Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2011 and 2012 allowed us to increase our dividend in 2012. We paid our regular semi-annual dividend in the first quarter of 2011; subsequent to this, we declared and paid our 'first' second quarter dividend. With this payment, our board of directors indicated their desire to begin paying quarterly dividends. Our dividends (per share basis) were as follows in 2012 and 2011:

	2012	2011
First quarter	$ 0.17	0.25
Second quarter	$ 0.17	0.13
Third quarter*	$ 0.19	0.13
Fourth quarter		$0.14
Total	$ 0.53	0.65

*The third quarter dividend was declared on July 11, 2012, and is payable on August 24, 2012 to shareholders of record at the close of business on July 27, 2012.

STOCK REPURCHASE:

We did not purchase any stock in the first half of 2012. We currently have authority to purchase up to 1,800,000 shares.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long‑term growth strategy, 'pathway to profit', including the growth in average store sales and profitability expected to result from that strategy (including our belief that we can achieve targeted profitability due to an improvement in our gross margins and a lowering of our operating expenses even if our average store sales do not grow as originally expected), (2) the expected rate of new store openings, (3) our belief in the transformative nature of FAST SolutionsSM (industrial vending) and our advantage as a first mover in this area, and our expectations regarding expansion of that business, including our goals regarding our rate of 'machine signings', and (4) our expected gross profit range, and (5) our expected future dividend practices. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize or sustain improvements in our gross margins and savings from lowering our operating expenses, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative and the expected time frame for achieving those goals, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a weaker level of industry acceptance or adoption of the vending technology from what we are currently experiencing could cause us to alter our plans to introduce new vending machines or cause us to fail to meet our goals regarding our rate of 'machine signings' or cause industrial vending to be less transformative than expected, (4) our competitors could choose, over time, to open additional locations and to develop their own vending platform which could allow our competitors to replicate our local storefront combined with industrial vending business model mitigating our first mover advantage, (5) changes in our current mix of products, geographies, end markets, and end market uses could impact our expected gross profit range, and (6) changes in our financial condition or results of operations could cause us to modify our expected future dividend practices.  We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2011 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
Assets	June 30, 2012	December 31, 2011

Current assets:
Cash and cash equivalents	$ 185,916	117,676
Marketable securities	27,166	27,165
Trade accounts receivable, net of allowance for doubtful
accounts of $5,934 and $5,647, respectively	399,993	338,594
Inventories	662,689	646,152
Deferred income tax assets	13,741	16,718
Other current assets	88,591	89,833
Total current assets	1,378,096	1,236,138

Property and equipment, less accumulated depreciation	459,652	435,601
Other assets, net	12,999	13,209

Total assets	$ 1,850,747	1,684,948

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 81,243	73,779
Accrued expenses	119,279	111,962
Income taxes payable	9,997	2,077
Total current liabilities	210,519	187,818

Deferred income tax liabilities	39,331	38,154

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	0	0
Common stock, 400,000,000 shares authorized,
296,150,999 and 295,258,674 shares
issued and outstanding, respectively	2,962	2,953
Additional paid-in capital	47,251	16,856
Retained earnings	1,536,342	1,424,371
Accumulated other comprehensive income	14,342	14,796
Total stockholders' equity	1,600,897	1,458,976

Total liabilities and stockholders' equity	$ 1,850,747	1,684,948

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Six months ended June 30,		Three months ended June 30,
	2012	2011	2012	2011

Net sales	$ 1,573,765	1,342,313	804,890	701,730

Cost of sales	764,437	642,700	389,739	335,497
Gross profit	809,328	699,613	415,151	366,233

Operating and administrative expenses	469,508	420,560	236,538	215,868
(Gain) loss on sale of property and equipment	(108)	284	(282)	259
Operating income	339,928	278,769	178,895	150,106

Interest income	240	224	144	76

Earnings before income taxes	340,168	278,993	179,039	150,182

Income tax expense	127,668	105,334	66,733	56,070

Net earnings	$ 212,500	173,659	112,306	94,112

Basic net earnings per share	$ 0.72	0.59	0.38	0.32

Diluted net earnings per share	$ 0.72	0.59	0.38	0.32

Basic weighted average shares outstanding	295,826	294,918	296,110	294,974

Diluted weighted average shares outstanding	297,021	295,690	297,130	295,916

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Six months ended June 30,
	2012	2011

Cash flows from operating activities:
Net earnings	$ 212,500	173,659
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation of property and equipment	25,712	21,363
(Gain) loss on sale of property and equipment	(108)	284
Bad debt expense	4,791	4,258
Deferred income taxes	4,154	204
Stock based compensation	2,100	1,800
Excess tax benefits from stock based compensation	(8,103)	0
Amortization of non-compete agreements	297	297
Changes in operating assets and liabilities:
Trade accounts receivable	(66,190)	(91,320)
Inventories	(16,537)	(51,288)
Other current assets	1,242	(2,359)
Accounts payable	7,464	22,646
Accrued expenses	7,317	4,016
Income taxes	16,023	15,547
Other	(231)	2,170
Net cash provided by operating activities	190,431	101,277

Cash flows from investing activities:
Purchase of property and equipment	(50,980)	(56,324)
Proceeds from sale of property and equipment	1,325	1,635
Net (increase) decrease in marketable securities	(1)	4,976
(Increase) decrease in other assets	(87)	122
Net cash used in investing activities	(49,743)	(49,591)

Cash flows from financing activities:
Proceeds from exercise of stock options	20,201	5,353
Excess tax benefits from stock based compensation	8,103	0
Payment of dividends	(100,529)	(112,047)
Net cash used in financing activities	(72,225)	(106,694)

Effect of exchange rate changes on cash	(223)	724

Net increase (decrease) in cash and cash equivalents	68,240	(54,284)

Cash and cash equivalents at beginning of period	117,676	143,693
Cash and cash equivalents at end of period	$ 185,916	89,409

Supplemental disclosure of cash flow information:
Cash paid during each period for income taxes	$ 113,810	89,583
CONTACT: Sheryl Lisowski
         Controller
         507.453.8550